As filed with the Securities and Exchange Commission on June 7, 2024

Registration Statement No. 333-218697

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1

TO

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CINEMARK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5490327
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3900 Dallas Parkway, Suite 500

Plano, Texas 75001

(972) 665-1000

(Address of principal executive offices)

Cinemark Holdings, Inc. Amended and Restated 2017 Omnibus Incentive Plan

Cinemark Holdings, Inc. 2024 Long Term Incentive Plan

(Full title of the plan)

Michael D. Cavalier

Executive Vice President-General Counsel & Business Affairs, Secretary

Cinemark Holdings, Inc.

3900 Dallas Parkway

Plano, Texas 75093

(Name and address of agent for service)

(972) 665-1000

(Telephone number, including area code, of agent for service)

Copies to:

Matthew Bivona

Akin Gump Strauss Hauer & Feld LLP

2300 North Field Street

Dallas, Texas 75201

214 (969)-2702

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to the Registration Statement on Form S-8 (File No. 333-218697) filed with the Securities and Exchange Commission on June 13, 2017 (the “Registration Statement”), Cinemark Holdings, Inc. (the “Registrant”) registered 1,500,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), for issuance under the Cinemark Holdings, Inc. 2017 Omnibus Incentive Plan, as amended and restated on November 19, 2020 (the “2017 Plan”).

Effective May 15, 2024 (the “Approval Date”), the stockholders approved the Registrant’s 2024 Long Term Incentive Plan (the “2024 Plan”) and the 2017 Plan was terminated. Pursuant to the terms of the Omnibus Plan, the maximum aggregate number of shares of our Common Stock that may be issued under the 2024 Plan shall be (i) 10,000,000 newly available shares of Common Stock (the “New Shares”), (ii) 770,929 shares remaining available for issuance under the 2017 Plan as of the Approval Date, and up to (iii) 5,799,448 shares that are subject to outstanding awards granted under the 2017 Plan as of the Approval Date, to the extent that such awards are forfeited, canceled, expire unexercised or are settled in cash. No further awards will be granted under the 2017 Plan on or after the date of the stockholders’ approval of the 2024 Plan. Unissued shares of Common Stock reacquired under the forfeiture terms of any award will also revert to the 2024 Plan and again be available for awards under the 2024 Plan. All shares of Common Stock under the 2017 Plan that will be available for issuance under the 2024 Plan are heretofore referred to as the “Carryover Shares”.

Pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Registrant disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 1 to the

Registration Statement (the “Post-Effective Amendment”) to reflect that, as of the Approval Date, the Carryover Shares registered under the Registration Statement will no longer be issued under the 2017 Plan and may instead be issued under the 2024 Plan.

Contemporaneously with the filing of this Post-Effective Amendment, the Registrant is filing a registration statement on Form S-8 to register the New Shares that have become available for offer or sale pursuant to the 2024 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement of the Registrant will be sent or given to our officers, employees, consultants and directors, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3, Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC are incorporated herein by reference, other than those furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 16, 2024;

(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed on May 2, 2024;

(3)	The following Current Reports on Form 8-K filed by the Company:

(a)   Current Report on Form 8-K filed on February 13, 2024;

(b)   Current Report on Form 8-K filed on May 2, 2024;

(c)   Current Report on Form 8-K filed on May 20, 2024; and

(d)   Current Report on Form 8-k filed on May 30, 2024.

(4)	A description of our Common Stock contained in the registration statement on Form 8-A, filed with the SEC on April 9, 2007.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable

Item 5. Interest of Named Experts and Counsel

Not Applicable

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors. officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation , except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer provided that such provision shall not eliminate or limit the liability of a director or officer:

(1)	for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law; or

(4)	for any transaction from which the director or officer derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such.

Our amended and restated certificate of incorporation provides that we may, to the fullest extent permitted by Delaware General Corporation Law, indemnify all persons whom it may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law as applicable to Directors.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that:

•	we are required to indemnify our directors and officers, subject to very limited exceptions;

•	we may indemnify other employees and agents, subject to very limited exceptions;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding, subject to very limited exceptions; and

•	we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding.

The indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

We have obtained an insurance policy providing for indemnification of officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

See Index to Exhibits, attached hereto.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city Plano, State of Texas on the 7th day of June, 2024.

CINEMARK HOLDINGS, INC.

By:	/s/ Sean Gamble
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of the Registrant hereby constitute and appoint Michael Cavalier and Melissa Thomas and each of them his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Post-Effective Amendment No. 1, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the listed capacities on June 7, 2024:

Name	Title
/s/ Carlos M. Sepulveda	Chairman of the Board and Director
Carlos M. Sepulveda

/s/ Sean Gamble	Chief Executive Officer (principal executive officer) and Director
Sean Gamble

/s/ Melissa Thomas	Executive Vice President; Chief Financial Officer (principal financial and accounting officer)
Melissa Thomas

/s/ Darcy Antonellis	Director
Darcy Antonellis

/s/ Benjamin D. Chereskin	Director
Benjamin D. Chereskin

/s/ Enrique F. Senior	Director
Enrique F. Senior

/s/ Nancy S. Loewe	Director
Nancy S. Loewe

/s/ Steven P. Rosenberg	Director
Steven P. Rosenberg

/s/ Kevin Mitchell	Director
Kevin Mitchell

/s/ Raymond W. Syufy	Director
Raymond W. Syufy

/s/ Nina G. Vaca	Director
Nina G. Vaca

/s/ Mark Zoradi	Director
Mark Zoradi

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit No. 3.1 to Amendment No. 2 to the registration statement on Form S-1 filed with the SEC on April 9, 2007, File No. 333-140390).

4.2	Second Amended and Restated Bylaws of Cinemark Holdings, Inc. dated March 27, 2023 (incorporated by reference to Exhibit 3.1 to Cinemark Holdings, Inc.’s Current Report on Form 8-K, File No. 001-33401, filed March 27, 2023).

4.3	Description of common stock (incorporated by reference to Exhibit 4.1 to the Cinemark Holdings, Inc.’s Annual Report on Form 10-K, File No. 001-33401, filed February 21, 2020).

4.4	Specimen stock certificate of Cinemark Holdings, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to Cinemark Holdings, Inc.’s Registration Statement on Form S-1, File No. 333-140390, filed April 9, 2007).

4.5	Amended and Restated Cinemark Holdings, Inc. 2017 Omnibus Incentive Plan, dated November 19, 2020 (incorporated by reference to Exhibit 10.2 to Cinemark Holdings, Inc.’s Current Report on Form 8-K, File No. 001-33401, filed November 20, 2020).

4.6	Cinemark Holdings, Inc. 2024 Long Term Incentive Plan, dated May 15, 2024 (incorporated by reference to Annex B to Cinemark Holdings, Inc.’s Proxy Statement, File No. 001-33401, filed April 2, 2024).

**5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP with respect to the legality of the Common Stock issuable under the Amended and Restated Cinemark Holdings, Inc. 2017 Omnibus Incentive Plan.

*5.2	Opinion of Akin Gump Strauss Hauer & Feld LLP with respect to the legality of the Carryover Shares issuable under the Cinemark Holdings, Inc. 2024 Long Term Incentive Plan.

*23.1	Consent of Deloitte & Touche LLP.

**23.2	Consent of Akin Gump Strauss Hauer & Feld L.L.P. (included on Exhibit 5.1 as previously filed).

*23.3	Consent of Akin Gump Strauss Hauer & Feld L.L.P. (included on Exhibit 5.2 filed herewith).

*24.1	Powers of Attorney (included on signature page hereto).

*	Filed herewith.
**	Previously filed